UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                --------------------------------------------
                                SCHEDULE 13G
                --------------------------------------------
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           HAEMONETICS CORPORATION
                           -----------------------
                              (NAME OF ISSUER)

                                COMMON STOCK
                       (TITLE OF CLASS OF SECURITIES)

                                 405024-10-0
                               --------------
                               (CUSIP NUMBER)

                              December 31, 2001
           -------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]   Rule 13d-1 (b)
      [ ]   Rule 13d-1 (c)
      [X]   Rule 13d-1 (d)

CUSIP NO. 405024-10-0                13G                  Page 2 of 4 pages
          -----------

1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

    James L. Peterson

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:              (a) [ ]
                                                                    (b) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:
    U.S.A.

    NUMBER OF SHARES              5.  SOLE VOTING POWER:          1,416,927
    BENEFICIALLY OWNED            6.  SHARED VOTING POWER:                0
    BY EACH REPORTING PERSON      7.  SOLE DISPOSITIVE POWER:     1,416,927
    WITH                          8.  SHARED DISPOSITIVE POWER:           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,416,927

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                 5.2%

12. TYPE OF REPORTING PERSON:                                            IN


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CUSIP NO. 405024-10-0                13G                  Page 3 of 4 pages
          -----------

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           HAEMONETICS CORPORATION
                           -----------------------
                              (Name of Company)


ITEM 1(a).  NAME OF ISSUER:  Haemonetics Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            400 Wood Road
            Braintree, MA  02184

ITEM 2(a).  NAME OF PERSON FILING:  James L. Peterson

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            Same as above

ITEM 2(c)   CITIZENSHIP OR PLACE OF ORGANIZATION
            US

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:
            Common Stock

ITEM 2(e)   CUSIP NUMBER:  405024-10-0
                           -----------

ITEM (3)    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
            OR (c), CHECK WHETHER THE PERSON FILING IS A:   NOT APPLICABLE

            (a)  [ ]  Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act")
            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
            (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.
            (e)  [ ]  An investment adviser in accordance with Rule 13d-
                      1(b)(1)(ii)(E);
            (f)  [ ]  An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)  [ ]  A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
            (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)  [ ]  A Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.
      [ ]


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CUSIP NO. 405024-10-0                13G                  Page 4 of 4 pages
          -----------


ITEM 4.     OWNERSHIP

            (A)  AMOUNT BENEFICIALLY OWNED:  1,416,927

            (B)  PERCENT OF CLASS:  5.2%

            (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:  1,416,927

                  (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:  0

                  (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION
                         OF:  1,416,927

                  (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION
                         OF:  0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  NOT APPLICABLE

ITEM 6.     OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  NOT
            APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY.   NOT APPLICABLE

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.  NOT APPLICABLE

ITEM 10.    CERTIFICATION. NOT APPLICABLE

                                  SIGNATURE

            After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: May   , 2003                    /s/ James L. Peterson
                                       ---------------------
                                       James L. Peterson


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